Exhibit 99

Pfizer Reports Fourth-Quarter and Full-Year 2008 Results and 2009 Financial Guidance

  Fourth-Quarter 2008 Reported Revenues of $12.3 Billion Compared with $12.9 Billion in the Year-Ago Quarter
  Fourth-Quarter 2008 Reported Diluted EPS of $0.04 Compared with $0.40 in the Year-Ago Quarter, Reflecting a $2.3 Billion Charge Resulting from an Agreement in Principle to Resolve Previously Disclosed Investigations
  Fourth-Quarter 2008 Adjusted Diluted EPS(1) of $0.65 Compared with $0.50 in the Year-Ago Quarter
  Achieves Full-Year 2008 Revenue and Adjusted Diluted EPS(1) Guidance; Reports $2.8 Billion in Adjusted Total Cost(2) Reductions During 2007 and 2008, Exceeding Target
  Announces New Cost-Reduction Program Targeting Additional Net Savings of $2 Billion by 2011; New Program plus Just-Completed Program have Potential to Yield Cost Savings of about $4.8 Billion

NEW YORK--(BUSINESS WIRE)--January 26, 2009--Pfizer Inc (NYSE: PFE):

($ in millions, except per share amounts)
	Fourth-Quarter			Full-Year
	2008	2007	Change	2008	2007	Change
Reported Revenues	$ 12,346	$ 12,870	(4%)	$ 48,296	$ 48,418	--
Reported Net Income	266	2,724	(90%)	8,104	8,144	--
Reported Diluted EPS	0.04	0.40	(90%)	1.20	1.17	3%
Adjusted Revenues(1)	12,311	12,795	(4%)	48,341	48,209	--
Adjusted Income(1)	4,389	3,402	29%	16,366	15,113	8%
Adjusted Diluted EPS(1)	0.65	0.50	30%	2.42	2.18	11%

See end of text prior to tables for notes.

Pfizer Inc (NYSE: PFE) today reported financial results for fourth-quarter and full-year 2008. For fourth-quarter 2008, the Company recorded reported revenues of $12.3 billion, a decrease of 4% compared with the year-ago quarter. This decrease was primarily attributable to the negative impact of the loss of U.S. exclusivity for Zyrtec in January 2008, and for Camptosar in February 2008, as well as the loss of exclusivity for Norvasc in Korea and Japan in February 2008 and July 2008, respectively. Zyrtec, Camptosar and Norvasc fourth-quarter 2008 revenues decreased by $515 million ($263 million, $144 million and $108 million, respectively), compared with the year-ago quarter. In addition, foreign exchange unfavorably impacted reported revenues by approximately $380 million or 3%, partially offset by the solid performance of key products.

U.S. reported revenues were $5.3 billion in fourth-quarter 2008, a decrease of 8% compared with the year-ago quarter. International reported revenues were $7.1 billion, a decrease of 1% compared with the year-ago quarter, and reflect operational growth of 5%, which was more than offset by the unfavorable impact of foreign exchange of 6%. U.S. reported revenues accounted for 43% of the total compared with 44% in the year-ago quarter, while international reported revenues accounted for 57% of the total compared with 56% in the year-ago quarter.

For fourth-quarter 2008, Pfizer posted reported net income of $266 million, a decline of 90% compared with the prior-year quarter, and reported diluted EPS of $0.04, a decrease of 90% compared with the prior-year quarter. Fourth-quarter 2008 results were impacted by a $2.3 billion pre-tax and after-tax charge resulting from an agreement in principle with the Office of Michael Sullivan, the United States Attorney for the District of Massachusetts, to resolve previously disclosed investigations regarding allegations of past off-label promotional practices concerning Bextra, as well as other open investigations. In addition, results were unfavorably impacted by an increased effective tax rate, as well as an increase in pre-tax charges of $1.2 billion ($700 million after-tax) associated with cost-reduction initiatives, which were partially offset by savings from those initiatives.

For full-year 2008, Pfizer recorded reported revenues of $48.3 billion, essentially flat compared with 2007 full-year revenues of $48.4 billion, despite the loss of exclusivity of Norvasc, Zyrtec and Camptosar, which collectively decreased revenues by $2.6 billion. Full-year revenues were favorably impacted by foreign exchange of approximately $1.6 billion, or 3%, and the solid performance of many key products. U.S. reported revenues were $20.4 billion, a decrease of 12% year over year, while international reported revenues were $27.9 billion, an increase of 10%, reflecting the favorable impact of foreign exchange of 6% and operational growth of 4%. U.S. reported revenues accounted for 42% of the total compared with 48% in the year-ago period, while international reported revenues accounted for 58% of the total compared with 52% in the year-ago period.

For full-year 2008, the Company posted reported net income of $8.1 billion, essentially flat compared with the prior year, and reported diluted EPS of $1.20, an increase of 3% compared with $1.17. This was primarily attributable to savings associated with our cost-reduction initiatives, the 2007 after-tax charges of $1.8 billion related to the decision to exit Exubera and the favorable impact of foreign exchange, offset by the aforementioned charge related to Bextra and other open investigations in fourth-quarter 2008, as well as the after-tax charge of $640 million resulting from the agreements in principle to resolve certain litigation involving the Company’s non-steroidal anti-inflammatory (NSAID) pain medicines in third-quarter 2008 and an increased effective tax rate.

Adjusted Revenues(1), Adjusted Income(1) and Adjusted Diluted EPS(1) Results

For fourth-quarter 2008, Pfizer posted adjusted revenues(1) of $12.3 billion, a decrease of 4% compared with $12.8 billion in the year-ago quarter. For full-year 2008, Pfizer posted adjusted revenues(1) of $48.3 billion, essentially flat compared with $48.2 billion in full-year 2007. Adjusted revenues(1) in both periods were positively impacted by the solid performance of key products, and negatively impacted by the loss of exclusivity of Norvasc, Zyrtec and Camptosar. In addition, foreign exchange unfavorably impacted fourth-quarter 2008 revenues compared with the year-ago period by $389 million, but favorably impacted full-year 2008 revenues by $1.6 billion compared with the prior year.

Fourth-quarter 2008 adjusted income(1) was $4.4 billion, an increase of 29% compared with $3.4 billion in the year-ago quarter, and adjusted diluted EPS(1) was $0.65, an increase of 30% compared with $0.50 in the year-ago quarter. Both adjusted income(1) and adjusted diluted EPS(1) were positively impacted by savings associated with our cost-reduction initiatives and higher fourth-quarter 2007 spending levels in comparison with fourth-quarter 2008, partially offset by an increase in the effective tax rate. Full-year 2008 adjusted income(1) was $16.4 billion, an increase of 8% compared with $15.1 billion in the year-ago period, and adjusted diluted EPS(1) was $2.42, an increase of 11% compared with $2.18. Full-year 2008 adjusted income(1) and adjusted diluted EPS(1) were primarily impacted by the favorable impact of foreign exchange and savings from cost-reduction initiatives.

Reported and adjusted diluted EPS(1) were also positively impacted by the full benefit of Pfizer’s purchase of $10.0 billion of the Company’s common stock in 2007.

Executive Commentary

“We are pleased with our performance in 2008,” said Chairman and Chief Executive Jeff Kindler. “We achieved our financial objectives, including exceeding our cost-reduction target, despite the tumultuous global economy. Notwithstanding an extremely competitive and increasingly challenging environment in 2008, we made significant progress by: establishing customer-focused business units; reprioritizing and refocusing our research on the greatest opportunities for scientific, medical and commercial success; and increasing our Phase 3 portfolio by approximately 60%, from 16 to 26 programs at year-end. These successes have provided the ideal platform from which we’re advancing Pfizer forward.”

“As part of this advancement, today we announced that we have entered into an agreement to acquire Wyeth to create the world’s premier biopharmaceutical company. The combination of Pfizer and Wyeth will meaningfully deliver Pfizer’s strategic priorities in a single transaction. Our combined company will be one of the most diversified in the industry and will benefit from complementary patient-centric units that match speed with the benefits of a global company’s scale and resources,” continued Kindler.

Frank D’Amelio, Chief Financial Officer, stated, “In 2008, we exceeded our cost-reduction target by decreasing our adjusted total costs(2) by $2.8 billion in comparison to 2006 on a constant currency basis(3). In addition, we are implementing a new cost-reduction initiative that will drive a lower, more variable cost structure to achieve anticipated incremental savings of approximately $3 billion by the end of 2011 compared with our 2008 adjusted total costs(2) level. After allocating approximately $1 billion of investment to high-growth opportunities, we anticipate net savings of about $2 billion compared with our 2008 adjusted total costs(2) at 2008 average foreign exchange rates. The anticipated net savings from this new initiative in addition to the savings we achieved at year-end 2008 under our previous cost-reduction initiative total approximately $4.8 billion.”

“Further, as part of the proposed acquisition of Wyeth, we expect to achieve synergies of approximately $4 billion by the end of 2012, which will be in addition to the savings from our previous cost-reduction initiatives,” continued D’Amelio.

“In 2009, Pfizer expects to generate revenues of $44.0 to $46.0 billion, and adjusted diluted EPS(1) of $1.85 to $1.95, which includes most of the anticipated $1 billion investment intended to create new sources of revenue. This also assumes a reduction in revenues of approximately $3.0 billion compared with 2008 directly related to the strengthening of the U.S. dollar,” stated D’Amelio.

New Cost-Reduction Initiative

Pfizer will implement a new cost-reduction initiative, which is expected to achieve incremental cost savings of approximately $3 billion, at 2008 average foreign exchange rates, compared with 2008 adjusted total costs(2) of $28.6 billion. The program will be substantially complete by the end of 2010, with the full savings to be realized by the end of 2011. Approximately $1 billion of these savings will be reinvested in the business, resulting in an expected $2 billion net decrease. With this initiative and our recently completed initiative, the Company expects to reduce adjusted total costs(2) by about $4.8 billion while absorbing inflation and compensation increases.

As part of this cost-reduction initiative, Pfizer intends to reduce its workforce by approximately 10%. Reductions will span sales, manufacturing, research and development, and administrative organizations. The Company also intends to reduce the number of manufacturing sites to 41 from 46 today, as well as reduce its facilities square footage by approximately 15%. In conjunction with this program, Pfizer expects to incur costs of approximately $6 billion on a pre-tax basis, of which $1.5 billion has been incurred.

Product Performance
($ in millions, except percentages)

	Fourth-Quarter			Full-Year
	2008	2007	Change	2008	2007	Change
In-Line Products(4)	$10,132	$10,061	1%	$ 39,635	$ 37,424	6%
New Products(5)	451	468	(4%)	1,820	1,489	22%

Total In-Line and New Products(6)	10,583	10,529	1%	41,455	38,913	7%

Loss of Exclusivity Products(7)	658	1,173		2,936	5,511	(47%)
			(44%)

Returns Adjustment	--	--	--	(217)	--	*

Total Pharmaceutical	11,241	11,702	(4%)	44,174	44,424	(1%)

Animal Health	783	785	--	2,825	2,639	7%
Other(8)	322	383	(16%)	1,297	1,355	(4%)

Total Revenues	$ 12,346	$12,870	(4%)	$ 48,296	$ 48,418	--

See end of text prior to tables for notes.
* Calculation not meaningful.

Pharmaceutical

Pharmaceutical revenues for fourth-quarter 2008 were $11.2 billion, a decrease of 4% compared with the prior-year quarter, including the unfavorable impact of foreign exchange of approximately $340 million or 3%. Fourth-quarter 2008 revenues were unfavorably impacted by the aforementioned loss of exclusivity of Norvasc, Zyrtec and Camptosar, partially offset by revenues from in-line products(4), which increased 1% compared with the year-ago quarter.

Pharmaceutical revenues for full-year 2008 were $44.2 billion, a decrease of 1% compared with the prior year, including the favorable impact of foreign exchange of approximately $1.5 billion or 3%. Full-year 2008 revenues were unfavorably impacted by the aforementioned loss of exclusivity of Norvasc, Zyrtec and Camptosar, partially offset by revenues from in-line and new products(6), which increased 7% from the prior year. In addition, full-year 2008 pharmaceutical revenues were negatively impacted by a $217 million adjustment to the prior years’ product returns liabilities recorded in third-quarter 2008.

Lipitor revenues in fourth-quarter 2008 were $3.1 billion, a decrease of 8% compared with the prior-year quarter. In the U.S., Lipitor revenues were $1.6 billion, a decrease of 13% compared with the prior-year quarter. Revenues from international markets were $1.5 billion, a decrease of 2%, reflecting the unfavorable impact of foreign exchange of approximately $124 million, or 8%, which more than offset operational growth of 6%.

Lyrica revenues in fourth-quarter 2008 were $702 million, a year-over-year increase of 25%, driven by strong physician prescribing patterns and patient satisfaction, as well as increased use of Lyrica for fibromyalgia in the U.S., where the product continues to build on its leadership position for this indication. In the U.S., Lyrica revenues were $384 million, a year-over-year increase of 20%, while international revenues were $318 million, an increase of 31%, reflecting operational growth of 42% and the unfavorable impact of foreign exchange of 11%.

Celebrex revenues in fourth-quarter 2008 were $664 million, an increase of 4% compared with the year-ago quarter, supported by continued educational and promotional efforts highlighting the benefit-risk proposition of Celebrex. In the U.S., Celebrex revenues were $489 million, an increase of 4% compared with the prior-year quarter, while international revenues were $175 million, an increase of 4%.

Sutent revenues in fourth-quarter 2008 were $220 million, a year-over-year increase of 21%, demonstrating continued strong performance and market leadership in its approved indications. In the U.S., Sutent revenues were $66 million, an increase of 5% year over year, while international revenues were $154 million, an increase of 30%. Sutent is available in all major markets and is supported by efficacy, survival and cost-effectiveness data. Further, its robust life cycle plan currently includes Phase 3 clinical trials in cancers with unmet medical need, such as breast, lung, colorectal, liver and prostate cancers.

Chantix (known as Champix outside the U.S.) revenues in fourth-quarter 2008 were $180 million, a decrease of 36% year over year. In the U.S., Chantix revenues were $91 million, a decline of 55% compared with the prior-year quarter, while international revenues were $89 million, an increase of 13%. Fourth-quarter 2008 U.S. results continued to be negatively impacted by the changes to the Chantix U.S. label in prior quarters. Pfizer continues its educational and promotional efforts with physicians and patients, focused on Chantix’s benefit-risk proposition given the significant negative health consequences of smoking, as well as the importance of physician-patient dialogue in helping patients quit smoking. Chantix has now been launched in all major markets, with nine launches planned in 2009 in emerging markets.

Animal Health

Animal Health revenues for fourth-quarter 2008 were $783 million, essentially flat compared with $785 million in the year-ago quarter. Full-year 2008 Animal Health revenues were $2.8 billion, an increase of 7% compared with $2.6 billion in 2007, driven by strong global livestock and companion animal product performance. In fourth-quarter 2008, foreign exchange unfavorably impacted revenues by approximately $35 million or 4%, while in full-year 2008, foreign exchange positively impacted revenues by approximately $80 million or 3%, compared with the prior-year respective periods.

Costs and Expenses

In fourth-quarter 2008, adjusted cost of sales(1) as a percentage of revenues was 11.7% compared with 17.7% in fourth-quarter 2007. For the full-year 2008, adjusted cost of sales(1) as a percentage of revenues was 14.6% compared with 16.0% in 2007, an improvement from our previous guidance of 15.0% to 15.5%. This improvement reflects the benefits from our cost-reduction initiatives and foreign exchange. Excluding the impact of foreign exchange, adjusted cost of sales(1) as a percentage of revenues was 15.6% in fourth-quarter 2008 and 15.2% for the full-year 2008.

Adjusted selling, informational and administrative (SI&A) expenses(1) were $3.5 billion in fourth-quarter 2008, a decrease of 23% compared with the prior-year quarter. For the full-year 2008, adjusted SI&A expenses(1) were $14.0 billion, a decrease of 8% compared with 2007. These decreases were primarily due to the favorable impact of our cost-reduction initiatives. In addition, higher fourth-quarter 2007 spending levels contributed to the quarter-over-quarter decline in adjusted SI&A expenses(1). Foreign exchange positively impacted fourth-quarter 2008 by $103 million and negatively impacted full-year 2008 by $379 million compared with the respective year-ago periods.

Adjusted research and development (R&D) expenses(1) were $2.2 billion in fourth-quarter 2008, an increase of 2% compared with the prior-year period. For full-year 2008, adjusted R&D expenses(1) were $7.5 billion, a decrease of 1% compared with 2007. The increase in fourth-quarter 2008 is primarily the result of up-front payments totaling $300 million related to the licensing agreements with Medivation, Inc. and Auxilium Pharmaceuticals, Inc. Both periods also benefited from the favorable impact of our cost-reduction initiatives.

Overall, operational improvements decreased adjusted total costs(2) by $1.1 billion or 12% in fourth-quarter 2008 compared with the prior-year period, and foreign exchange decreased adjusted total costs(2) by $702 million or 8%. Foreign exchange increased full-year 2008 adjusted total costs(2) by $312 million or 1% compared with 2007. Excluding the impact of foreign exchange, full-year 2008 adjusted total costs(2) decreased by approximately $2.2 billion, or 7%, compared with 2007. The operational improvement was driven partially by the reduction in workforce to approximately 81,900 at year-end 2008, a decline of 4,700 compared with the year-end 2007, as well as manufacturing and research and development site exits.

At the end of fourth-quarter 2008, Pfizer exceeded its goal to reduce absolute adjusted total costs(2) by at least $2.0 billion by the end of 2008 compared with 2006 on a constant currency basis(3), realizing a total reduction of $2.8 billion.

Financial Guidance

For full-year 2009, Pfizer’s financial guidance, at current exchange rates(9) is summarized below. The 2009 financial guidance, in comparison with 2008 financial results, reflects the projected impact of the strengthening of the U.S. dollar, increased pension expenses and lower interest income. It also reflects an increase in the effective tax rate resulting from financial strategies in connection with the proposed acquisition of Wyeth. These factors contributed to a reduction in our Adjusted Diluted EPS(1) of approximately $0.50.

	2008 Actual	2009 Guidance
Adjusted Revenues(1)	$48.3 billion	$44.0 to $46.0 billion
Adjusted Cost of Sales(1) as a Percentage of Revenues	14.6%	14.5% to 15.5%
Adjusted SI&A Expenses(1)	$14.0 billion	$13.5 to $14.0 billion
Adjusted R&D Expenses(1)	$7.5 billion	$7.1 to $7.5 billion
Adjusted Other (Income)/Deductions(1)	($1.4 billion)	($500 to $700 million)
Effective Tax Rate on Adjusted Income(1)	22.0%	Approx. 30%
Reported Diluted EPS(10)	$1.20	$1.34 to $1.49
Adjusted Diluted EPS(1)	$2.42	$1.85 to $1.95

For additional details, please see the attached financial schedules, product revenue tables, supplemental information and disclosure notice.

(1)	"Adjusted income" and its components and "adjusted diluted earnings per share (EPS)" are defined as reported net income and its components and reported diluted EPS excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Adjusted Revenues, Adjusted Cost of Sales, Adjusted SI&A expenses, Adjusted R&D expenses and Adjusted Other (Income)/Deductions-net are income statement line items prepared on the same basis, and therefore, components of the overall adjusted income measure. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-Q for the fiscal quarter ended September 28, 2008, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of fourth-quarter 2008 and 2007 and full-year 2008 and 2007 adjusted income and its components and adjusted diluted EPS to reported net income and its components and reported diluted EPS, as well as reconciliations of full-year 2009 adjusted income and adjusted diluted EPS guidance to full-year 2009 reported net income and reported diluted EPS guidance, are provided in the materials accompanying this report. The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(2)	Represents primarily the total of Adjusted Cost of Sales(1), Adjusted SI&A expenses(1) and Adjusted R&D expenses(1).

(3)	Constant currency basis means that the applicable financial measure is based upon the actual foreign exchange rates in effect during 2006.

(4)	Represents worldwide revenues for all pharmaceutical products, excluding revenues included in notes (5) and (7).

(5)	Represents worldwide revenues for pharmaceutical products launched since 2006: Chantix/Champix, Eraxis, Selzentry/Celsentri, Sutent, Thelin and Toviaz.

(6)

Total worldwide pharmaceutical revenues excluding the revenues of major products that have lost exclusivity in the U.S. in 2007 and 2008 as described in note (7). See the table accompanying this report.

(7)	Represents worldwide revenues for pharmaceutical products that lost exclusivity in 2007 and 2008: Camptosar, Norvasc and Zyrtec.

(8)	Includes Consumer Healthcare business transition activity, Capsugel and Pfizer Centersource.

(9)	Current exchange rates approximate rates at the time of the fourth-quarter 2008 earnings press release (January 2009).

(10)

Does not assume the completion of any business development transactions not completed as of December 31, 2008, and excludes the potential effects of litigation-related matters not substantially resolved as of December 31, 2008, as we do not forecast those items.

PFIZER INC AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(millions of dollars, except per common share data)

	Fourth-Quarter		% Incr. / (Decr.)	Full-Year		% Incr. / (Decr.)
	2008	2007		2008	2007
Revenues	$12,346	$12,870	(4)	$48,296	$48,418	-
Costs and expenses:
Cost of sales (a)	1,715	2,625	(35)	8,112	11,239	(28)
Selling, informational and administrative expenses (a)	3,659	4,653	(21)	14,537	15,626	(7)
Research and development expenses (a)	2,303	2,260	2	7,945	8,089	(2)
Amortization of intangible assets	605	756	(20)	2,668	3,128	(15)
Acquisition-related in-process research and development charges	66	-	*	633	283	123
Restructuring charges and acquisition-related costs	1,562	216	623	2,675	2,534	6
Other (income)/deductions--net	1,811	(610)	*	2,032	(1,759)	*
Income from continuing operations before provision
for taxes on income and minority interests	625	2,970	(79)	9,694	9,278	4
Provision for taxes on income	394	223	76	1,645	1,023	61
Minority interests	5	36	(87)	23	42	(45)
Income from continuing operations	226	2,711	(92)	8,026	8,213	(2)
Discontinued operations:
Loss from discontinued operations--net of tax	2	(3)	*	(2)	(3)	33
Gains/(losses) on sales of discontinued operations--net of tax	38	16	138	80	(66)	*
Discontinued operations--net of tax	40	13	194	78	(69)	*
Net income	$266	$2,724	(90)	$8,104	$8,144	-
Earnings per common share - basic:
Income from continuing operations	$0.03	$0.40	(93)	$1.19	$1.19	-
Discontinued operations--net of tax	0.01	-	*	0.01	(0.01)	*
Net income	$0.04	$0.40	(90)	$1.20	$1.18	2
Earnings per common share - diluted:
Income from continuing operations	$0.03	$0.40	(93)	$1.19	$1.18	1
Discontinued operations--net of tax	0.01	-	*	0.01	(0.01)	*
Net income	$0.04	$0.40	(90)	$1.20	$1.17	3
Weighted-average shares used to calculate earnings per common share:
Basic	6,720	6,774		6,727	6,917
Diluted	6,739	6,792		6,750	6,939

(a)	Exclusive of amortization of intangible assets, except as discussed in footnote 4 below.
* Calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

1.

The above financial statements present the three-month and twelve-month periods ended December 31 of each year. Subsidiaries operating outside the United States are included for the three-month and twelve-month periods ended November 30 of each year.

2.	The financial results for the full year ended December 31, 2007, include pre-tax charges of $2.8 billion, virtually all of which were recorded in the third quarter of 2007, associated with the impairment of Exubera assets and the decision to exit and stop additional investment in the product. These charges include approximately $1.1 billion of intangible asset impairments, $661 million of inventory write-offs, $454 million of fixed asset impairments, and $578 million of other exit costs. The charges are primarily included in Cost of sales ($2.6 billion), Selling, informational and administrative expenses ($85 million), and Research and development expenses ($100 million).
3.

As required through December 31, 2008, the estimated value of Acquisition-related in-process research and development charges (IPR&D) is expensed at acquisition date. During 2008, we expensed $633 million of IPR&D, primarily related to our acquisitions of Serenex, Inc., Encysive Pharmaceuticals, Inc., CovX, Coley Pharmaceutical Group, Inc. and a number of animal health product lines from Schering-Plough Corporation, as well as two smaller acquisitions also related to Animal Health. In the first quarter of 2007, we expensed $283 million of IPR&D, primarily related to our acquisitions of BioRexis Pharmaceutical Corp. and Embrex, Inc.

4.	Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products are included in Amortization of intangible assets as they benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function are included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.
5.	Other (income)/deductions--net for the full year ended December 31, 2008, includes charges of approximately $900 million, recorded in the third quarter of 2008, associated with the resolution of certain litigation involving our non-steroidal anti-inflammatory pain medicines and charges of approximately $2.3 billion, recorded in the fourth quarter of 2008, resulting from an agreement in principle to resolve previously disclosed investigations regarding allegations of past off-label promotional practices concerning Bextra, as well as other open investigations.
6.

Provision for taxes on income includes tax benefits in the full year ended December 31, 2008, of approximately $305 million related to favorable tax settlements and of approximately $426 million related to the sale of one of our biopharmaceutical companies (Esperion Therapeutics Inc.), both recorded in the second quarter of 2008. Provision for taxes on income includes a tax benefit of $278 million in the fourth quarter of 2007 and a tax benefit of $958 million for full-year 2007 relating to charges associated with Exubera. Provision for taxes on income for fourth-quarter and full-year 2008 also reflects the impact of the fourth-quarter 2008 legal settlement provisions, which are either not deductible or deductible at lower tax rates.

PFIZER INC AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME AND ITS COMPONENTS AND REPORTED DILUTED EPS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended December 31, 2008
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs	Operations	Items(2)	Adjusted
Revenues	$12,346	$-	$-	$-	$(35)	$12,311
Costs and expenses:
Cost of sales (a)	1,715	-	-	-	(271)	1,444
Selling, informational and administrative expenses (a)	3,659	3	-	-	(152)	3,510
Research and development expenses (a)	2,303	(6)	-	-	(85)	2,212
Amortization of intangible assets	605	(560)	-	-	-	45
Acquisition-related in-process R&D charges	66	(66)	-	-	-	-
Restructuring charges and acquisition-related costs	1,562	-	(13)	-	(1,549)	-
Other (income)/deductions--net	1,811	(2)	-	-	(2,452)	(643)
Income from continuing operations before provision
for taxes on income and minority interests	625	631	13	-	4,474	5,743
Provision for taxes on income	394	190	4	-	761	1,349
Minority interests	5	-	-	-	-	5
Income from continuing operations	226	441	9	-	3,713	4,389
Discontinued operations:
Income/(loss) from discontinued operations--net of tax	2	-	-	(2)	-	-
Gains/(losses) on sales of discontinued operations--net of tax	38	-	-	(38)	-	-
Discontinued operations--net of tax	40	-	-	(40)	-	-
Net income	$266	$441	$9	$(40)	$3,713	$4,389
Earnings per common share - diluted:
Income from continuing operations	$0.03	$0.07	$-	$-	$0.55	$0.65
Discontinued operations--net of tax	0.01	-	-	(0.01)	-	-
Net income	$0.04	$0.07	$-	$(0.01)	$0.55	$0.65

	Twelve Months Ended December 31, 2008
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs	Operations	Items(2)	Adjusted
Revenues	$48,296	$-	$-	$-	$45	$48,341
Costs and expenses:
Cost of sales (a)	8,112	-	-	-	(1,072)	7,040
Selling, informational and administrative expenses (a)	14,537	12	-	-	(505)	14,044
Research and development expenses (a)	7,945	(28)	-	-	(429)	7,488
Amortization of intangible assets	2,668	(2,525)	-	-	-	143
Acquisition-related in-process R&D charges	633	(633)	-	-	-	-
Restructuring charges and acquisition-related costs	2,675	-	(49)	-	(2,626)	-
Other (income)/deductions--net	2,032	(5)	-	-	(3,413)	(1,386)
Income from continuing operations before provision
for taxes on income and minority interests	9,694	3,179	49	-	8,090	21,012
Provision for taxes on income	1,645	740	10	-	2,228	4,623
Minority interests	23	-	-	-	-	23
Income from continuing operations	8,026	2,439	39	-	5,862	16,366
Discontinued operations:
Income/(loss) from discontinued operations--net of tax	(2)	-	-	2	-	-
Gains/(losses) on sales of discontinued operations--net of tax	80	-	-	(80)	-	-
Discontinued operations--net of tax	78	-	-	(78)	-	-
Net income	$8,104	$2,439	$39	$(78)	$5,862	$16,366
Earnings per common share - diluted:
Income from continuing operations	$1.19	$0.36	$-	$-	$0.87	$2.42
Discontinued operations--net of tax	0.01	-	-	(0.01)	-	-
Net income	$1.20	$0.36	$-	$(0.01)	$0.87	$2.42

(a) Exclusive of amortization of intangible assets, except as discussed in note 1.
See end of tables for notes.
Certain amounts may reflect rounding adjustments.

PFIZER INC AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME AND ITS COMPONENTS AND REPORTED DILUTED EPS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended December 31, 2007
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs	Operations	Items(2)	Adjusted
Revenues	$12,870	$-	$-	$-	$(75)	$12,795
Costs and expenses:
Cost of sales (a)	2,625	-	-	-	(359)	2,266
Selling, informational and administrative expenses (a)	4,653	3	-	-	(124)	4,532
Research and development expenses (a)	2,260	(7)	-	-	(93)	2,160
Amortization of intangible assets	756	(721)	-	-	-	35
Acquisition-related in-process R&D charges	-	-	-	-	-	-
Restructuring charges and acquisition-related costs	216	-	(3)	-	(213)	-
Other (income)/deductions--net	(610)	(2)	-	-	219	(393)
Income from continuing operations before provision/(benefit)
for taxes on income and minority interests	2,970	727	3	-	495	4,195
Provision/(benefit) for taxes on income	223	219	(4)	-	319	757
Minority interests	36	-	-	-	-	36
Income from continuing operations	2,711	508	7	-	176	3,402
Discontinued operations:
Income/(loss) from discontinued operations--net of tax	(3)	-	-	3	-	-
Gains/(losses) on sales of discontinued operations--net of tax	16	-	-	(16)	-	-
Discontinued operations--net of tax	13	-	-	(13)	-	-
Net income	$2,724	$508	$7	$(13)	$176	$3,402
Earnings per common share - diluted:
Income from continuing operations	$0.40	$0.07	$-	$-	$0.03	$0.50
Discontinued operations--net of tax	-	-	-	-	-	-
Net income	$0.40	$0.07	$-	$-	$0.03	$0.50

	Twelve Months Ended December 31, 2007
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs	Operations	Items(2)	Adjusted
Revenues	$48,418	$-	$-	$-	$(209)	$48,209
Costs and expenses:
Cost of sales (a)	11,239	(49)	-	-	(3,497)	7,693
Selling, informational and administrative expenses (a)	15,626	12	-	-	(418)	15,220
Research and development expenses (a)	8,089	(29)	-	-	(516)	7,544
Amortization of intangible assets	3,128	(3,013)	-	-	-	115
Acquisition-related in-process R&D charges	283	(283)	-	-	-	-
Restructuring charges and acquisition-related costs	2,534	-	(11)	-	(2,523)	-
Other (income)/deductions--net	(1,759)	(22)	-	-	235	(1,546)
Income from continuing operations before provision
for taxes on income and minority interests	9,278	3,384	11	-	6,510	19,183
Provision for taxes on income	1,023	873	1	-	2,131	4,028
Minority interests	42	-	-	-	-	42
Income from continuing operations	8,213	2,511	10	-	4,379	15,113
Discontinued operations:
Income/(loss) from discontinued operations--net of tax	(3)	-	-	3	-	-
Gains/(losses) on sales of discontinued operations--net of tax	(66)	-	-	66	-	-
Discontinued operations--net of tax	(69)	-	-	69	-	-
Net income	$8,144	$2,511	$10	$69	$4,379	$15,113
Earnings per common share - diluted:
Income from continuing operations	$1.18	$0.37	$-	$-	$0.63	$2.18
Discontinued operations--net of tax	(0.01)	-	-	0.01	-	-
Net income	$1.17	$0.37	$-	$0.01	$0.63	$2.18

(a) Exclusive of amortization of intangible assets, except as discussed in note 1.
See end of tables for notes.
Certain amounts may reflect rounding adjustments.

PFIZER INC AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF REPORTED NET INCOME AND ITS COMPONENTS AND
REPORTED DILUTED EPS TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)

1)	Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products are included in Amortization of intangible assets as they benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function are included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

2)	Certain significant items includes the following:

	Fourth Quarter		Twelve Months
(millions of dollars)	2008	2007	2008	2007

Restructuring charges - Cost-reduction initiatives(a)	$1,549	$256	$2,626	$2,523
Implementation costs - Cost-reduction initiatives(b)	465	525	1,605	1,389
Legal matters(c)	2,313	(5)	3,249	56
Returns liability adjustment(d)	-	-	217	-
Asset impairment charges and other associated costs(e)	98	(6)	213	2,798
Consumer Healthcare business transition activity(f)	(4)	(2)	(7)	(26)
Other	53	(273)	187	(230)
Total certain significant items, pre-tax	4,474	495	8,090	6,510
Income taxes(g)	(761)	(319)	(2,228)	(2,131)
Total certain significant items--net of tax	$3,713	$176	$5,862	$4,379

(a)	Included in Restructuring charges and acquisition-related costs.

(b)	Included in Cost of sales ($225 million), Selling, informational and administrative expenses ($143 million), Research and development expenses ($85 million), and Other (income)/deductions - net ($12 million) for the three months ended December 31, 2008. Included in Cost of sales ($745 million), Selling, informational and administrative expenses ($413 million), Research and development expenses ($433 million), and Other (income)/deductions - net ($14 million) for the full year ended December 31, 2008. Included in Cost of sales ($263 million), Selling, informational and administrative expenses ($136 million), Research and development expenses ($124 million), and Other (income)/deductions - net ($2 million) for the three months ended December 31, 2007. Included in Cost of sales ($700 million), Selling, informational and administrative expenses ($334 million), Research and development expenses ($416 million), and Other (income)/deductions - net ($61 million income) for the full year ended December 31, 2007.

(c)	Included in Other (income)/deductions - net and for the full year ended December 31, 2008, includes charges of approximately $900 million, recorded in the third quarter of 2008, associated with the resolution of certain litigation involving our non-steroidal anti-inflammatory pain medicines and charges of approximately $2.3 billion, recorded in the fourth quarter of 2008, resulting from an agreement in principle to resolve previously disclosed investigations regarding allegations of past off-label promotional practices concerning Bextra, as well as other open investigations.

(d)	Included in Revenues in the third quarter of 2008 and reflects an adjustment to the prior years' liability for product returns.

(e)	The financial results for the full year ended December 31, 2007, include charges primarily related to the decision to exit Exubera which are comprised of approximately $1.1 billion of intangible asset impairments, $661 million of inventory write-offs, $454 million of fixed asset impairments and $578 million of other exit costs. The charges are primarily included in Cost of sales ($2.6 billion), Selling, informational and administrative expenses ($85 million) and Research and development expenses ($100 million).

(f)	Included in Revenues ($35 million) and Cost of sales ($31 million) for the three months ended December 31, 2008. Included in Revenues ($172 million), Cost of sales ($162 million) and Selling, informational and administrative expenses ($3 million) for the full year ended December 31, 2008. Included in Revenues ($75 million), Cost of sales ($73 million), Selling, informational and administrative expenses ($3 million), and Other (income)/deductions - net ($3 million income) for the three months ended December 31, 2007. Included in Revenues ($219 million), Cost of sales ($194 million), Selling, informational and administrative expenses ($15 million), and Other (income)/ deductions - net ($16 million income) for the full year ended December 31, 2007.

(g)

Included in Provision for taxes on income and for the full year ended December 31, 2008, includes approximately $426 million recorded in the second quarter of 2008 related to the sale of one of our biopharmaceutical companies (Esperion Therapeutics Inc.). Provision for taxes on income for fourth-quarter and full-year 2008 also reflects the impact of the fourth-quarter 2008 legal settlement provisions, which are either not deductible or deductible at lower tax rates.

PFIZER INC
SEGMENT/PRODUCT REVENUES
FOURTH QUARTER 2008
(UNAUDITED)
(millions of dollars)

	QUARTER-TO-DATE
	WORLDWIDE			U.S.			INTERNATIONAL
			%			%			%
	2008	2007	Change	2008	2007	Change	2008	2007	Change
TOTAL REVENUES	12,346	12,870	(4)	5,250	5,715	(8)	7,096	7,155	(1)

PHARMACEUTICAL	11,241	11,702	(4)	4,803	5,261	(9)	6,438	6,441	-
- CARDIOVASCULAR AND METABOLIC DISEASES	4,424	4,995	(11)	1,869	2,322	(20)	2,555	2,673	(4)
LIPITOR	3,146	3,428	(8)	1,615	1,864	(13)	1,531	1,564	(2)
NORVASC	542	650	(16)	17	26	(34)	525	624	(16)
CHANTIX / CHAMPIX	180	280	(36)	91	202	(55)	89	78	13
CADUET	148	154	(5)	117	125	(7)	31	29	5
CARDURA	121	128	(6)	2	3	(34)	119	125	(6)
- CENTRAL NERVOUS SYSTEM DISORDERS	1,579	1,436	10	737	660	12	842	776	8
LYRICA	702	564	25	384	320	20	318	244	31
GEODON / ZELDOX	276	232	19	228	192	19	48	40	19
ZOLOFT	131	134	(2)	24	25	(4)	107	109	(2)
ARICEPT**	126	116	9	-	-	63	126	116	9
NEURONTIN	92	110	(16)	16	19	(16)	76	91	(16)
XANAX / XANAX XR	83	86	(4)	11	16	(29)	72	70	1
RELPAX	81	85	(4)	50	53	(7)	31	32	-
- ARTHRITIS AND PAIN	817	804	2	531	509	4	286	295	(3)
CELEBREX	664	637	4	489	469	4	175	168	4
- INFECTIOUS AND RESPIRATORY DISEASES	1,011	943	7	325	280	16	686	663	3
ZYVOX	283	252	13	175	155	13	108	97	13
VFEND	196	177	10	64	57	13	132	120	9
ZITHROMAX / ZMAX	109	110	(1)	2	-	260	107	110	(1)
DIFLUCAN	93	104	(11)	2	4	(36)	91	100	(10)
- UROLOGY	835	838	-	460	445	3	375	393	(4)
VIAGRA	502	498	1	239	220	9	263	278	(5)
DETROL/DETROL LA	313	324	(3)	218	219	-	95	105	(9)
- ONCOLOGY	619	729	(15)	120	249	(52)	499	480	4
SUTENT	220	182	21	66	63	5	154	119	30
CAMPTOSAR	112	256	(56)	(4)	142	*	116	114	2
AROMASIN	123	114	9	39	35	11	84	79	8
- OPHTHALMOLOGY	461	464	(1)	144	141	2	317	323	(2)
XALATAN / XALACOM	454	453	-	144	141	2	310	312	(1)
- ENDOCRINE DISORDERS	296	283	4	71	65	10	225	218	3
GENOTROPIN	229	224	2	62	59	7	167	165	-
- ALL OTHER	570	668	(15)	180	267	(33)	390	401	(3)
ZYRTEC / ZYRTEC D	4	267	(99)	4	267	(99)	-	-	-
- ALLIANCE REVENUE (Aricept, Exforge, Macugen, Olmetec, Rebif and Spiriva)	629	542	16	366	323	13	263	219	20
ANIMAL HEALTH	783	785	-	356	322	11	427	463	(8)
OTHER ***	322	383	(16)	91	132	(32)	231	251	(8)

*	-	Calculation not meaningful.

**	-	Represents direct sales under license agreement with Eisai Co., Ltd.

***	-	Includes Consumer Healthcare business transition activity, Capsugel and Pfizer Centersource.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC
SEGMENT/PRODUCT REVENUES
TWELVE MONTHS 2008
(UNAUDITED)
(millions of dollars)

	YEAR-TO-DATE
	WORLDWIDE			U.S.			INTERNATIONAL
			%			%			%
	2008	2007	Change	2008	2007	Change	2008	2007	Change
TOTAL REVENUES	48,296	48,418	-	20,435	23,153	(12)	27,861	25,265	10

PHARMACEUTICAL	44,174	44,424	(1)	18,851	21,548	(13)	25,323	22,876	11
- CARDIOVASCULAR AND METABOLIC DISEASES	17,922	18,853	(5)	7,704	9,338	(18)	10,218	9,515	7
LIPITOR	12,401	12,675	(2)	6,332	7,195	(12)	6,069	5,480	11
NORVASC	2,244	3,001	(25)	76	603	(87)	2,168	2,398	(10)
CHANTIX / CHAMPIX	846	883	(4)	489	701	(30)	357	182	95
CADUET	589	568	4	469	497	(6)	120	71	68
CARDURA	499	506	(1)	6	6	4	493	500	(2)
- CENTRAL NERVOUS SYSTEM DISORDERS	6,005	5,152	17	2,815	2,402	17	3,190	2,750	16
LYRICA	2,573	1,829	41	1,449	1,048	38	1,124	781	44
GEODON / ZELDOX	1,007	854	18	822	702	17	185	152	22
ZOLOFT	539	531	2	119	157	(24)	420	374	12
ARICEPT*	482	401	20	1	1	36	481	400	20
NEURONTIN	387	431	(10)	69	76	(9)	318	355	(10)
XANAX / XANAX XR	350	325	8	59	61	(4)	291	264	10
RELPAX	321	315	2	197	202	(3)	124	113	11
- ARTHRITIS AND PAIN	3,096	2,914	6	1,976	1,880	5	1,120	1,034	8
CELEBREX	2,489	2,290	9	1,819	1,719	6	670	571	17
- INFECTIOUS AND RESPIRATORY DISEASES	3,931	3,552	11	1,241	1,123	10	2,690	2,429	11
ZYVOX	1,115	944	18	670	600	12	445	344	30
VFEND	743	632	18	230	210	10	513	422	21
ZITHROMAX / ZMAX	429	438	(2)	10	24	(60)	419	414	1
DIFLUCAN	373	415	(10)	10	13	(22)	363	402	(10)
- UROLOGY	3,204	3,010	6	1,727	1,637	6	1,477	1,373	8
VIAGRA	1,934	1,764	10	897	794	13	1,037	970	7
DETROL/DETROL LA	1,214	1,190	2	822	823	-	392	367	7
- ONCOLOGY	2,551	2,640	(3)	537	972	(45)	2,014	1,668	21
SUTENT	847	581	46	254	237	7	593	344	72
CAMPTOSAR	563	969	(42)	82	539	(85)	481	430	12
AROMASIN	465	401	16	147	131	12	318	270	18
- OPHTHALMOLOGY	1,777	1,643	8	536	521	3	1,241	1,122	11
XALATAN / XALACOM	1,745	1,604	9	536	521	3	1,209	1,083	12
- ENDOCRINE DISORDERS	1,153	1,052	10	262	252	4	891	800	11
GENOTROPIN	898	843	6	232	232	-	666	611	9
- ALL OTHER	2,284	3,819	(40)	753	2,360	(68)	1,531	1,459	5
ZYRTEC / ZYRTEC D	129	1,541	(92)	129	1,541	(92)	-	-	-
- ALLIANCE REVENUE (Aricept, Exforge, Macugen, Olmetec, Rebif and Spiriva)	2,251	1,789	26	1,300	1,063	22	951	726	31
ANIMAL HEALTH	2,825	2,639	7	1,168	1,132	3	1,657	1,507	10
OTHER **	1,297	1,355	(4)	416	473	(12)	881	882	-

*	-	Represents direct sales under license agreement with Eisai Co., Ltd.

**	-	Includes Consumer Healthcare business transition activity, Capsugel and Pfizer Centersource.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC AND SUBSIDIARY COMPANIES
RECONCILIATION FROM REPORTED PHARMACEUTICAL REVENUES TO TOTAL
IN-LINE AND NEW PRODUCTS(2) PHARMACEUTICAL REVENUES
(UNAUDITED)
(millions of dollars)

	Worldwide
	Fourth Quarter		% Incr. / (Decr.)	Full Year		% Incr. / (Decr.)
	2008	2007		2008	2007
Total reported Pharmaceutical revenues	$11,241	$11,702	(4)	$44,174	$44,424	(1)
Norvasc	542	650	(16)	2,244	3,001	(25)
Camptosar	112	256	(56)	563	969	(42)
Zyrtec/Zyrtec D	4	267	(99)	129	1,541	(92)
Other (1)	-	-	-	(217)	-	*
Total in-line products and new products (2)
Pharmaceutical revenues	$10,583	$10,529	1	$41,455	$38,913	7

	U.S.
	Fourth Quarter		% Incr. / (Decr.)	Full Year		% Incr. / (Decr.)
	2008	2007		2008	2007
Total reported Pharmaceutical revenues	$4,803	$5,261	(9)	$18,851	$21,548	(13)
Norvasc	17	26	(34)	76	603	(87)
Camptosar	(4)	142	*	82	539	(85)
Zyrtec/Zyrtec D	4	267	(99)	129	1,541	(92)
Other (1)	-	-	-	(157)	-	*
Total in-line products and new products (2)
Pharmaceutical revenues	$4,786	$4,826	(1)	$18,721	$18,865	(1)

	International
	Fourth Quarter		% Incr. / (Decr.)	Full Year		% Incr. / (Decr.)
	2008	2007		2008	2007
Total reported Pharmaceutical revenues	$6,438	$6,441	-	$25,323	$22,876	11
Norvasc	525	624	(16)	2,168	2,398	(10)
Camptosar	116	114	2	481	430	12
Zyrtec/Zyrtec D	-	-	-	-	-	-
Other (1)	-	-	-	(60)	-	*
Total in-line products and new products (2)
Pharmaceutical revenues (3)	$5,797	$5,703	2	$22,734	$20,048	13

Certain amounts and percentages may reflect rounding adjustments.

(1) Represents an adjustment recorded in third-quarter 2008 to the prior years' liability for product returns.

(2) Total in-line and new products Pharmaceutical revenues, which exclude the revenues of major products that have lost exclusivity in the U.S. since the beginning of 2007 and a prior years' returns liability adjustment (1), is an alternative view of our Pharmaceutical revenues, and we believe that investors’ understanding of Pharmaceutical revenues is enhanced by disclosing this performance measure. Norvasc lost its U.S. exclusivity in March 2007 and Camptosar lost its U.S. exclusivity in February 2008, and as is typical in the pharmaceutical industry, this has resulted in a dramatic decline in revenues due to generic competition. Zyrtec/Zyrtec D lost its U.S. exclusivity in January 2008 and we ceased marketing the product in late January 2008. We believe that excluding the impact of these products assists the reader in understanding the dynamics of our diverse Pharmaceutical product portfolio in 2008. Because of its non-standardized definition, this total in-line and new products Pharmaceutical revenues measure has limitations as it may not be comparable with the calculation of similar measures of other companies. This additional revenue measure is not, and should not be viewed as, a substitute for the U.S. GAAP comparison of Pharmaceutical revenues.

(3) Total in-line and new products Pharmaceutical international revenues reflect a unfavorable impact in the fourth quarter ended December 31, 2008, and a favorable impact for the full year ended December 31, 2008, due primarily to changes in foreign exchange rates.

PFIZER INC

SUPPLEMENTAL INFORMATION

1) Change in Revenues

The strengthening of the U.S. dollar relative to other currencies, primarily the euro, U.K. pound, and Canadian dollar, unfavorably impacted our revenues by approximately $380 million, or 3%, in fourth-quarter 2008, compared to the same period in 2007. The weakening of the U.S. dollar relative to other currencies, primarily the euro, Japanese yen and Canadian dollar, favorably impacted our revenues by approximately $1.6 billion, or 3%, in full-year 2008, compared to full-year 2007.

Reported revenues in full-year 2008 include a reduction of $217 million, to adjust our prior years’ liabilities for product returns. In third-quarter 2008, after a detailed review of our returns experience, we determined that our previous methodology needed to be revised, as the lag time between product sale and return was actually much longer than we had previously assumed. Although recorded in third-quarter 2008, virtually all of the adjustment relates back several years. We have also reviewed our expense calculations for the prior years and determined that the expense recorded in those years was not materially different from what would have been recorded under our revised approach.

2) Change in Cost of Sales

Reported cost of sales decreased 35% in fourth-quarter 2008, compared to the same period in 2007, and decreased 28% in full-year 2008, compared to full-year 2007. The decrease for fourth-quarter 2008 primarily reflects a favorable impact from foreign exchange and the savings impact of our cost-reduction initiatives. The decrease for full-year 2008 primarily reflects a $2.6 billion charge in third-quarter 2007 related to our decision to exit Exubera, the savings impact of our cost-reduction initiatives and a favorable impact from foreign exchange, partially offset by higher implementation costs associated with our cost-reduction initiatives.

Reported cost of sales included implementation charges related to our cost-reduction initiatives of $225 million for fourth-quarter 2008, $745 million for full-year 2008, $263 million for fourth-quarter 2007, and $700 million for full-year 2007.

Reported cost of sales also included $31 million for fourth-quarter 2008, $162 million for full-year 2008, $73 million for fourth-quarter 2007 and $194 million for full-year 2007, related to business-transition activities associated with the sale of our Consumer Healthcare business, completed in December 2006. This continuing activity is transitional in nature and generally results from agreements that seek to facilitate the orderly transfer of operations of our former Consumer Healthcare business to the new owner.

Reported cost of sales as a percentage of revenues decreased 6.5 percentage points to 13.9% in fourth quarter 2008, compared to the same period in 2007, reflecting the favorable impact of our cost-reduction initiatives and the impact of foreign exchange, as well as lower implementation costs associated with our cost-reduction initiatives. Reported cost of sales as a percentage of revenues decreased 6.4 percentage points to 16.8% in full-year 2008, compared to full-year 2007, reflecting a $2.6 billion charge in third-quarter 2007 related to our decision to exit Exubera, the favorable impact of our cost-reduction initiatives and the impact of foreign exchange, partially offset by higher implementation costs associated with our cost-reduction initiatives.

3) Change in Selling, Informational & Administrative (SI&A) Expenses and Research & Development (R&D) Expenses

Reported SI&A expenses decreased 21% in fourth-quarter 2008, reflecting the savings associated with our cost-reduction initiatives and a favorable impact from foreign exchange. Reported SI&A expenses decreased 7% in full-year 2008, compared to the same periods in 2007, reflecting the savings associated with our cost-reduction initiatives and a $85 million charge in 2007 related to our decision to exit Exubera, partially offset by an unfavorable impact from foreign exchange and the impact of higher implementation costs associated with our cost-reduction initiatives.

Reported SI&A expenses included implementation charges related to our cost-reduction initiatives of $143 million for fourth-quarter 2008, $413 million for full-year 2008, $136 million for fourth-quarter 2007 and $334 million for full-year 2007.

Reported R&D expenses, excluding acquisition-related in-process research and development charges (IPR&D), increased 2% in fourth-quarter 2008, and decreased 2% in full-year 2008, compared to the same periods in 2007. The increase for fourth-quarter 2008 was primarily due to an up-front payment to Medivation, Inc. in connection with our collaboration agreement to develop and commercialize Dimebon, partially offset by a favorable impact from foreign exchange and the realization of savings associated with our cost-reduction initiatives. The decrease for full-year 2008 compared to full-year 2007 was primarily due to the collaboration payments made to Bristol-Myers Squibb Company in second-quarter 2007 in connection with our collaboration to develop and commercialize apixaban and a $100 million charge in 2007 related to our decision to exit Exubera, in addition to the realization of savings associated with our cost-reduction initiatives, partially offset by the up-front payment to Medivation, Inc. in the fourth quarter of 2008 and higher R&D spending related to Phase 3 clinical trials in 2008.

Reported R&D expenses included implementation charges related to our cost-reduction initiatives of $85 million for fourth-quarter 2008, $433 million for full-year 2008, $124 million for fourth-quarter 2007 and $416 million for full-year 2007.

IPR&D charges of $633 million in 2008 primarily related to our acquisitions of Serenex, Inc., Encysive Pharmaceuticals, Inc., CovX, Coley Pharmaceutical Group, Inc. and a number of animal health product lines from Schering-Plough Corporation, as well as two smaller acquisitions also related to Animal Health. IPR&D charges in 2007 of $283 million primarily related to our acquisitions of BioRexis Pharmaceutical Corp. and Embrex, Inc.

4) Asset Impairment Charges and Other Costs Associated with Exiting Exubera

In third-quarter 2007, after an assessment of the financial performance of Exubera, an inhalable form of insulin for the treatment of diabetes, as well as its lack of acceptance by patients, physicians and payers, we decided to exit the product.

Total pre-tax charges for 2007 were $2.8 billion and were primarily included in Cost of sales ($2.6 billion), Selling, informational and administrative expenses ($85 million), and Research and development expenses ($100 million). Total pre-tax charges for 2008 were not significant.

5) Other Income and Other Deductions

($ millions)	Fourth Quarter		Full Year
	2008	2007*	2008	2007*
Net Interest Income(a)	$(284)	$(285)	$(772)	$(1,099)
Royalty Income	(54)	(55)	(248)	(224)
Net Gains on Asset Disposals	(419)	(237)	(439)	(326)
Legal matters(b)	2,366	(7)	3,300	46
Other, Net	202	(26)	191	(156)
Other (Income)/Deductions-Net	$1,811	$(610)	$2,032	$(1,759)

*Certain prior period amounts were reclassified to conform to the current period presentation.

(a) The decreases in net interest income in fourth-quarter and full-year 2008, compared to the same periods in 2007, were due primarily to lower net financial assets and lower interest rates.

(b) In third-quarter 2008, we recorded charges of approximately $900 million related to our agreements in principle to resolve certain litigation involving our non-steroidal anti-inflammatory pain medicines and in fourth-quarter 2008, we recorded charges of approximately $2.3 billion resulting from an agreement in principle to resolve previously disclosed investigations regarding allegations of past off-label promotional practices concerning Bextra, as well as other open investigations.

6) Effective Tax Rate

The effective tax rate on reported Income from continuing operations before provision for taxes on income and minority interests for fourth-quarter 2008 was a 63.1% cost compared to a 7.5% cost in fourth-quarter 2007, and in full-year 2008 was a 17.0% cost compared to a 11.0% cost for full-year 2007. The higher tax rates for 2008 reflect the impact of the fourth-quarter 2008 legal settlement provisions, which are either not deductible or deductible at lower tax rates, and higher acquired IPR&D expenses in 2008, which are primarily not deductible for tax purposes, partially offset by tax benefits recorded in second-quarter 2008 of $305 million related to favorable tax settlements for multiple tax years and $426 million related to the sale of one of our biopharmaceutical companies (Esperion Therapeutic Inc.). The lower tax rates in 2007 reflect a tax benefit in 2007 related to charges associated with Exubera.

The effective tax rate on adjusted income(1) was a cost of 23.5% in fourth-quarter 2008, a cost of 18.1% in fourth-quarter 2007, a cost of 22.0% in full-year 2008 and a cost of 21.0% in full-year 2007. The higher rates on adjusted income(1) in 2008 reflects a change in jurisdictional mix of income, partially offset by the $305 million in tax benefits related to the resolution of tax issues noted above.

On October 3, 2008, the Tax Extenders and Alternative Minimum Tax Relief Act (the Extenders Act) extended the research and development tax credit from January 1, 2008 through December 31, 2009. This research and development credit reduced income tax expense for fourth-quarter 2008 by approximately $110 million.

7) Reconciliation of 2009 Adjusted Income(1) and Adjusted Diluted EPS(1) Guidance to 2009 Reported Net Income and Reported Diluted EPS Guidance

Full-Year 2009 Guidance
($ billions, except per-share amounts)	Net Income(a)	Diluted EPS(a)
Income/(Expense)
Adjusted Income/Diluted EPS(1) Guidance	~$12.5 - $13.2	~$1.85 - $1.95
Purchase Accounting Impacts:
Business Development Transactions Completed as of 12/31/08	(1.8)	(0.26)
Costs Related to Cost-Reduction Initiatives	(1.3 – 1.7)	(0.20 – 0.25)
Reported Net Income/Diluted EPS Guidance	~$9.0 - $10.1	~$1.34 - $1.49

(a) Does not assume the completion of any business-development transactions not completed as of December 31, 2008 and excludes potential effects of litigation-related matters not substantially resolved as of December 31, 2008, as we do not forecast those items.

________________

(1) “Adjusted income” and “adjusted diluted earnings per share (EPS)” are defined as reported net income and reported diluted EPS excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Form 10-Q for the quarterly period ended September 28, 2008, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of January 26, 2008. The Company assumes no obligation to update any forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments.

This earnings release and the attachments contain forward-looking information about the Company’s financial results and estimates, business plans and prospects, in-line products and product candidates that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of our products; the speed with which regulatory authorizations, pricing approvals and product launches may be achieved; the success of external business-development activities; competitive developments, including with respect to competitor drugs and drug candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products and competitor products; the impact of existing and future legislation and regulatory provisions on product exclusivity; trends toward managed care and healthcare cost containment; U.S. legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid and Medicare, the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries, direct-to-consumer advertising and interactions with healthcare professionals and the involuntary approval of prescription medicines for over-the-counter use; the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003; legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; significant breakdown, infiltration or interruption of our information technology systems and infrastructure; legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our lenders, our customers and counterparties to our foreign-exchange and interest-rate agreements of recent and possible future changes in global financial markets and global economic conditions; any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product, segment and geographic mix; the satisfaction of the conditions to closing our merger agreement with Wyeth; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including our ability to realize the projected benefits of our proposed acquisition of Wyeth and of our cost-reduction initiatives. A further list and description of risks, uncertainties, and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and in its reports on Forms 10-Q and 8-K.

This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

CONTACT:
Pfizer Inc
Media:
Joan Campion, 212-733-2798
or
Investors:
Suzanne Harnett, 212-733-8009
Jennifer M. Davis, 212-733-0717